Exhibit 99.2

Computershare Trust Company, N.A. PO Box 505000 Louisville, KY 40233-5000
RUBEN SANDWICH 346 DINNER DR FARMINGTON HILLS Ml 48331	Within USA, US territories & Canada 888 216 7206 Outside USA, US territories & Canada 201 680 6578 www.computershare.com/investor
Joint - Will be presumed to be joint tenants with rights of survivorship unless restricted by applicable state law or otherwise indicated.
Custodial - A minor is the beneficial owner of the account with an adult custodian managing the account until the minor comes of age, as specified In the Uniform Gift/Transfer to Minors Act in the minor’s state of residence. Please note that both the minor’s and custodian social security number must be provided.
Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example.	Trust - Account is established In accordance with the provisions of a trust agreement.

Direct Stock Purchase Plan - Initial Enrollment Form

Account Legal Registration (Choose One)

☐	Single Joint Account	☐	Custodian Account	☐	Trust Account You must provide Computershare with the following three pages from the Trust Document: 1. Title Page 2. Powers Page and 3. Signature Page
Citizenship					Date of Trust (mm/dd/yyyy)
☐	USA	☐	Other You must complete a W-8BEN form. Please refer to our website at www.computershare.com or call the phone number above to obtain a form.

Account information

Name, Custodian Name or Full Trust Name

Joint Owner (If any), Minor’s Name or Trustee(s) Name

Date of Birth (Primary Account Holder/Minor)	Date of Birth (Joint Account Holder/Custodian)	Minor’s State (If applicable)

Social Security Number (SSN) (Primary Account Holder/Minor) or Employer Identification Number (EIN)	Social Security Number (SSN) (Joint Account Holder/Custodian)

Street Number	Street Name	Apt./Unit Number

City/Town	State/Province	Postal Code	Country

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00GBMB	001CS0002.Sam.161648_-1/000002/000003

Home Telephone Number	Business Telephone Number

Please refer to the plan prospectus or brochure before enrolling.

Check one box only. If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed. If the plan permits, you may make optional cash investments at any time under each of the participation options below.

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Full Dividend Reinvestment

Please mark this box If you wish to reinvest all dividends that become payable on this account, on all stock now held or any future holdings, Including shares purchased with optional cash Investments.

☐

All Dividends Paid in Cash (No Dividend Reinvestment)

Please mark this box If you wish to receive dividend payments In cash on all stock now held or any future holdings, Including shares purchased with optional cash Investments.

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Partial Dividends Paid in Cash

Please mark this box and specify the number of whole shares on which you wish to receive dividend payments In cash.
The dividends on all remaining shares or any future holdings, Including shares purchased with optional cash Investments, will be reinvested.

Partial Share Amount

Under penalties of perjury, I certify that: 1. The number shown on this form Is my correct taxpayer Identification number, and 2.1 am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3.1 am a U.S. person (Including a U.S. resident alien), and 4.1 am exempt from FATCA reporting.

Certification Instructions. You must cross out Item 2 above If you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all Interest and dividends on your tax return.

By participating In the plan, I agree to be bound by the terms and conditions of the prospectus or brochure that governs the plan. I have read and fully understand the terms and conditions of the prospectus or brochure. I further agree that my participation In the plan will continue until I notify Computershare In writing that I desire to terminate my participation In the plan. Upon providing such notification, I acknowledge that my withdrawal from the plan will be subject to the terms and conditions of the prospectus or brochure that governs the plan. By signing this form, I am certifying that I am of legal age In the state or country of my residence.

Enrollment forms will be processed within 5 business days of receipt. Confirmation of enrollment will not be mailed; however, a transaction statement will be mailed once there Is activity In your account. If you would like to confirm your enrollment In the plan, please call us at the number referenced on the front page.

To be valid, this form must be signed by all account holders.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Please return completed form to:	Computershare PO Box 505000 Louisville, KY 40233-5000
Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.	Date (mm/dd/yyyy)

Please enclose a check for your initial investment, plus a $10.00 enrollment fee.

Make checks payable to Computershare. Please refer to the plan prospectus or brochure for the minimum/maximum amount of the initial investment. No Interest will be paid on the funds held pending investment.

Privacy Notice

At Computershare, we take privacy seriously. In the course of providing services to you In connection with employee stock purchase plans, dividend reinvestment plans, direct stock purchase plans, direct registration services and/or custody services, we receive nonpublic, personal information about you. We receive this information through transactions we perform for you, from enrollment forms, automatic debit forms, and through other communications with you in writing, electronically, and by telephone. We may also receive information about you by virtue of your transaction with affiliates of Computershare or other parties. This information may include your name, address (residential and mailing), social security number, bank account Information, stock ownership information, date of birth, government-Issued identification number, and other financial Information.

With respect both to current and former customers, Computershare does not share nonpublic personal Information with any non-affiliated third-party except as necessary to process a transaction, service your account or as required or permitted by law. Our affiliates and outside service providers with whom we share information are legally bound not to disclose the Information In any manner, unless required or permitted by law or other governmental process. We strive to restrict access to your personal Information to those employees who need to know the information to provide our services to you. Computershare maintains physical, electronic and procedural safeguards to protect your personal Information.

Computershare realizes that you entrust us with confidential personal and financial Information and we take that trust very seriously.

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